Exhibit 99.1

GAP INC. REPORTS APRIL SALES

Company Guides Q1 EPS of $0.43 to $0.44, 40% Increase from Q1 2009

SAN FRANCISCO - May 6, 2010 - Gap Inc. (NYSE: GPS) today reported net sales of $1.05 billion for the four-week period ended May 1, 2010, which was flat compared with net sales of $1.05 billion for the four-week period ended May 2, 2009. The company's comparable store sales for April 2010 were down 3 percent compared with a 4 percent decrease in April 2009.

In addition, the company reported that net sales for the first quarter, which ended May 1, 2010, grew 6 percent to $3.33 billion compared with $3.13 billion for the first quarter last year. The company's first quarter comparable store sales increased 4 percent compared with a decrease of 8 percent in the first quarter of the prior year.

"With sales growth across all of our brands and significantly improved earnings, we are very pleased with our first quarter performance," said Sabrina Simmons, chief financial officer of Gap Inc.

First Quarter Guidance

The company expects diluted earnings per share for the first quarter of fiscal year 2010 to be $0.43 to $0.44, which is an increase of about 40 percent compared with $0.31 for the first quarter last year and exceeds the current First Call estimate of $0.40. The expected first quarter diluted earnings per share includes a benefit of about $0.02 related to the favorable resolution of tax uncertainties in the quarter. Though the company experienced tax favorability in the first quarter, it continues to expect an effective tax rate of about 39 percent for the full year.

First Quarter Comparable Store Sales Results

  Gap North America: positive 2 percent versus negative 12 percent last year
  Banana Republic North America: positive 5 percent versus negative 13 percent last year
  Old Navy North America: positive 7 percent versus negative 3 percent last year
  International: flat versus negative 4 percent last year

April Comparable Store Sales Results

  Gap North America: negative 6 percent versus negative 10 percent last year
  Banana Republic North America: negative 2 percent versus negative 8 percent last year
  Old Navy North America: negative 1 percent versus positive 1 percent last year
  International: negative 5 percent versus negative 2 percent last year

May Sales

The company will report May sales on June 3, 2010.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) improving top line sales; (ii) earnings per share for the first quarter of fiscal year 2010; and (iii) effective tax rate for fiscal year 2010.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company's financial performance or strategies; the highly competitive nature of the company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing or modifying leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company's information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company's supply chain or operations; the risk that the company's efforts to expand internationally may not be successful and could impair the value of its brands; the risk that acts or omissions by the company's third party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on the company's reputation or operations; the risk that changes in the regulatory or administrative landscape could adversely affect the company's financial condition and results of operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

These forward-looking statements are based on information as of May 6, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com